Exhibit 99.1

The New York Times Company Reports 2018 Fourth-Quarter and Full-Year Results
and Announces Dividend Increase

NEW YORK--(BUSINESS WIRE)--February 6, 2019--The New York Times Company (NYSE: NYT) announced today fourth-quarter 2018 diluted earnings per share from continuing operations of $.33 compared with a loss of $.35 in the same period of 2017. Adjusted diluted earnings per share from continuing operations (defined below) was $.32 in the fourth quarter of 2018 compared with $.38 in the fourth quarter of 2017.

Operating profit decreased to $74.7 million in the fourth quarter of 2018 from $90.5 million in the same period of 2017 and adjusted operating profit (defined below) decreased to $94.0 million in the fourth quarter of 2018 from $105.9 million in the prior year, principally due to the benefit from an extra week in the Company’s 2017 fiscal calendar and higher costs in 2018.

Mark Thompson, president and chief executive officer, The New York Times Company, said, “A strong quarter capped a strong year for The New York Times. We added 265,000 net new digital subscriptions in Q4, the biggest gain since the months immediately following the 2016 election. Digital subscription growth accelerated in the second half of 2018 and we ended the year with 3.4 million digital subscriptions and 4.3 million total subscriptions. We achieved digital advertising revenue growth of 23 percent year-over-year in Q4, or 32 percent on a like-for-like basis, our best result for many years.

“We ended 2018 with $709 million in total digital revenue. This means that after just three years, we are already three quarters of the way to achieving our five-year goal of doubling digital revenue to $800 million by 2020. As a result we are setting ourselves a new goal – to grow our subscription business to more than 10 million subscriptions by 2025.

“Our appeal to subscribers – and to the world’s leading advertisers – depends more than anything on the quality of our journalism. That is why we have increased, rather than cut back, our investment in our newsroom and opinion departments. We want to accelerate our digital growth further, so in 2019, we will direct fresh investment into journalism, product and marketing.

“We believe that a conservative approach to our balance sheet makes sense as we navigate our digital transition. Nonetheless, in the light of the progress we have made, our Board of Directors has approved a dividend increase of $.01 per share to $.05 per share. The Board will of course continue to keep the balance sheet and the best use of capital under close review.”

Comparisons
Unless otherwise noted, all comparisons are for the fourth quarter of 2018 to the fourth quarter of 2017.

Because of the Company’s fiscal calendar, the 2017 fourth quarter and year included an additional week (14 weeks and 53 weeks, respectively) compared with the 2018 fourth quarter and year (13 weeks and 52 weeks, respectively). A reconciliation of revenues, excluding the estimated impact of the additional week, to revenues including the additional week, is included in the exhibits to this release.

In the first quarter of 2018, the Company adopted Accounting Standards Update 2017-07 Compensation— Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”). The Company has recast its fourth quarter and twelve months ended December 31, 2017, results to reflect the impact of the adoption of ASU 2017-07 for comparability purposes; there was no impact to net income as a result of the adoption. Refer to the Condensed Consolidated Statements of Operations for more details.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs). Refer to Reconciliation of Non-GAAP Information in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

In connection with the adoption of ASU 2017-07 in the first quarter of 2018, the Company modified its definitions of adjusted operating profit, adjusted operating costs and non-operating retirement costs in response to changes in the GAAP presentation of single employer pension and postretirement benefit costs. For comparability purposes, the Company has also presented each of its non-GAAP financial measures for the fourth quarter and twelve months ended December 31, 2017, reflecting the recast of its financial statements for such periods to account for the adoption of ASU 2017-07 and the revised definitions of the non-GAAP financial measures. Refer to Reconciliation of Non-GAAP Information in the exhibits for more details. As disclosed in the Company’s first quarter 2018 earnings release, in the revised full-year 2017 presentation of non-GAAP financial measures, the Company’s adjusted diluted earnings per share from continuing operations decreased by $.04 from $.80 to $.76, its adjusted operating costs increased by $9.7 million, and its adjusted operating profit decreased by the same amount, in each case compared with the previously reported amounts.

Fourth-quarter 2018 results included the following special items:

  A $11.3 million gain ($7.1 million or $.04 per share after tax and net of noncontrolling interest) reflecting our proportionate share of a distribution from the sale of assets by Madison Paper Industries ("Madison"), in which the Company has an investment through a subsidiary.

  A $1.4 million charge ($1.0 million after tax or $.01 per share) in connection with the redesign and consolidation of space in our headquarters building.

Fourth-quarter 2017 results included the following special items:

  $102.1 million in pension settlement charges ($61.5 million after tax or $.38 per share) in connection with the transfer of certain pension benefit obligations to insurers.
  A $37.1 million gain ($22.3 million after tax or $.14 per share) in connection with the settlement of contractual funding obligations primarily from a postretirement plan.
  A $14.8 million loss ($8.3 million or $.05 per share after tax and net of noncontrolling interest) reflecting (i) our proportionate share of the loss recognized by Madison, resulting from Madison's settlement of pension obligations, and (ii) a loss resulting from the sale of our 49 percent equity interest in Donahue Malbaie Inc. ("Malbaie"), a Canadian newsprint company.
  A $3.2 million charge ($1.9 million after tax or $.01 per share) in connection with the redesign and consolidation of space in our headquarters building.
  A $68.7 million charge ($.42 per share) primarily attributable to the remeasurement of our net deferred tax assets required as a result of recent tax legislation.

Results from Continuing Operations

Revenues
Including the impact of the additional week in 2017, total revenues for the fourth quarter of 2018 increased 3.8 percent to $502.7 million from $484.1 million in the fourth quarter of 2017. Subscription revenues decreased 2.2 percent, while advertising revenues increased 5.0 percent and other revenues increased 47.7 percent. Excluding the impact of the additional week in 2017, estimated total revenues increased 10.4 percent, with subscription and advertising revenues up 5.0 percent and 11.0 percent, respectively.

Subscription revenues in the fourth quarter of 2018 declined primarily due to the extra week in 2017. Revenue from the Company’s digital-only subscription products (which include our news product, as well as our Crossword and Cooking products) increased to $105.3 million, a rise of 9.3 percent compared with the fourth quarter of 2017, primarily due to growth in recent years in the number of subscriptions. Excluding the additional week, estimated revenue from the Company’s digital-only subscription products increased 17.9 percent.

Paid digital-only subscriptions totaled approximately 3,360,000 at the end of the fourth quarter of 2018, a net increase of 265,000 subscriptions compared with the end of the third quarter of 2018 and a 27.1 percent increase compared with the end of the fourth quarter of 2017. Of the 265,000 additions, 172,000 came from the Company’s digital news product, while the remainder came from the Company’s Cooking and Crossword products.

Fourth-quarter digital advertising revenue increased 22.8 percent, while print advertising revenue decreased 10.2 percent. Digital advertising revenue was $103.4 million, or 53.9 percent of total Company advertising revenues, compared with $84.2 million, or 46.1 percent, in the fourth quarter of 2017. Excluding the impact of the additional week, estimated digital advertising revenue increased 31.5 percent, while print advertising revenue decreased 6.2 percent. The increase in digital advertising revenue primarily reflected growth in both direct-sold advertising on our digital platforms and creative services.

Other revenues rose 47.7 percent in the fourth quarter primarily as a result of growth in our commercial printing operations; affiliate referral revenue associated with the product review and recommendation website, Wirecutter; our live events business and five and a half additional floors of rental income from our New York headquarters building.

Operating Costs
Operating costs increased in the fourth quarter of 2018 to $426.7 million compared with $394.8 million in the fourth quarter of 2017, while adjusted operating costs increased to $408.7 million from $378.3 million in the fourth quarter of 2017 largely due to higher marketing expenses, labor and raw material costs from commercial printing, and costs related to our advertising business, partially offset by lower print production and distribution costs related to our newspaper.

Marketing expenses increased to $48.6 million in the fourth quarter of 2018 from $32.6 million in 2017 largely due to an increase in subscription acquisition and brand marketing costs.

Other Data

Other Components of Net Periodic Benefit Costs
Other components of net periodic benefit costs decreased in the fourth quarter of 2018 to $2.0 million compared with $67.8 million in the fourth quarter of 2017. The fourth quarter of 2017 included pension settlement charges related to the transfer of certain pension benefit obligations to insurers, partially offset by a gain related to the settlement of contractual funding obligations, primarily from a post retirement plan.

Interest Expense and Other, net
Interest expense and other, net decreased in the fourth quarter of 2018 to $3.1 million compared with $4.7 million in the fourth quarter of 2017 as a result of higher interest income from cash and marketable securities.

Income Taxes
The Company had income tax expense of $23.3 million in the fourth quarter of 2018 compared with $63.1 million in the fourth quarter of 2017. The decrease was primarily due to a one-time charge of $68.7 million in the fourth quarter of 2017 attributable to the remeasurement of our net deferred tax assets required as a result of federal tax reform legislation, which was partially offset by a tax benefit from pension settlement charges in the fourth quarter of 2017.

Liquidity
As of December 30, 2018, the Company had cash and marketable securities of $826.4 million (excluding restricted cash of $18.3 million, substantially all of which is set aside to collateralize certain workers’ compensation obligations). We have an option, exercisable in 2019, to repurchase the condo interest in our headquarters building for $250.0 million, and we have provided notice of our intent to exercise this option. We expect to fund the repurchase of the condo interest from our existing cash and marketable securities. Included within marketable securities are securities used to collateralize approximately $48 million of letters of credit issued by the Company in connection with the leasing of floors in our headquarters building. Total debt and capital lease obligations were $253.6 million.

Dividends
The Company’s Board of Directors declared a $.05 dividend per share on the Company’s Class A and Class B common stock, an increase of $.01 from the previous quarter. The dividend is payable on April 18, 2019, to shareholders of record as of the close of business on April 3, 2019.

Capital Expenditures
Capital expenditures totaled approximately $8 million in the fourth quarter of 2018 compared with $37 million in the fourth quarter of 2017. The expenditures were primarily related to improvements at our College Point printing and distribution facility and the redesign and consolidation of space in our headquarters building.

Outlook
Total subscription revenues in the first quarter of 2019 are expected to increase in the low to mid-single digits compared with the first quarter of 2018, with digital-only subscription revenue expected to increase in the mid-teens.

Total advertising revenues in the first quarter of 2019 are expected to decrease in the low to mid-single digits compared with the first quarter of 2018, with digital advertising revenue expected to increase in the mid-teens.

Other revenues in the first quarter of 2019 are expected to increase approximately 50 percent compared with the first quarter of 2018.

Operating costs and adjusted operating costs are expected to increase approximately 10 percent in the first quarter of 2019 compared with the first quarter of 2018 as a result of continued investment into the drivers of digital subscription growth: marketing, product and journalism; as well as in commercial printing operations.

The Company expects the following on a pre-tax basis in 2019:

  Depreciation and amortization: $60 million to $65 million,
  Interest expense and other, net: $10 million to $12 million, and
  Capital expenditures: $45 million to $55 million.

Conference Call Information
The Company’s fourth-quarter and full-year 2018 earnings conference call will be held on Wednesday, February 6, at 11:00 a.m. E.T.

Participants can pre-register for the telephone conference at dpregister.com/10127485, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers). Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, February 20. The passcode is 10127485.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s subscriptions and advertising, the growth of its businesses and the implementation of its strategic initiatives. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesPR.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	Fourth Quarter			Twelve Months
	2018	2017	% Change	2018	2017	% Change
	(13 weeks)	(14 weeks)		(52 weeks)	(53 weeks)
Revenues
Subscription(a)	$263,553	$269,381	(2.2%)	$1,042,571	$1,008,431	3.4%
Advertising(b)	191,728	182,618	5.0%	558,253	558,513	*
Other(c)	47,463	32,127	47.7%	147,774	108,695	36.0%
Total revenues	502,744	484,126	3.8%	1,748,598	1,675,639	4.4%
Operating costs
Production costs
Wages and benefits	99,990	93,773	6.6%	380,678	363,686	4.7%
Raw materials	22,052	17,843	23.6%	76,542	66,304	15.4%
Other production costs	58,502	51,581	13.4%	196,956	186,352	5.7%
Total production costs(d)	180,544	163,197	10.6%	654,176	616,342	6.1%
Selling, general and administrative costs(d)	231,127	216,698	6.7%	845,591	815,065	3.7%
Depreciation and amortization	15,042	14,910	0.9%	59,011	61,871	(4.6%)
Total operating costs(d)	426,713	394,805	8.1%	1,558,778	1,493,278	4.4%
Headquarters redesign and consolidation(e)	1,364	3,161	(56.8%)	4,504	10,090	(55.4%)
Multiemployer pension and other contractual gains(f)(g)	—	(4,320)	*	(4,851)	(4,320)	12.3%
Operating profit(d)	74,667	90,480	(17.5%)	190,167	176,591	7.7%
Other components of net periodic benefit costs (d)(g)	2,048	67,805	(97.0%)	8,274	64,225	(87.1%)
Gain/(Loss) from joint ventures(h)	10,773	(12,823)	*	10,764	18,641	(42.3%)
Interest expense and other, net	3,127	4,665	(33.0%)	16,566	19,783	(16.3%)
Income from continuing operations before income taxes	80,265	5,187	*	176,091	111,224	58.3%
Income tax expense (i)	23,289	63,083	(63.1%)	48,631	103,956	(53.2%)
Income from continuing operations	56,976	(57,896)	*	127,460	7,268	*
Loss from discontinued operations, net of income taxes (j)	—	57	*	—	(431)	*
Net income (loss)	56,976	(57,839)	*	127,460	6,837	*
Net (income)/loss attributable to the noncontrolling interest	(1,777)	1,026	*	(1,776)	(2,541)	(30.1%)
Net income/(loss) attributable to The New York Times Company common stockholders	$55,199	$(56,813)	*	$125,684	$4,296	*
Average number of common shares outstanding:
Basic	165,154	162,311	1.8%	164,845	161,926	1.8%
Diluted	167,249	162,311	3.0%	166,939	164,263	1.6%
Basic earnings per share attributable to The New York Times Company common stockholders	$0.33	$(0.35)	*	$0.76	$0.03	*
Diluted earnings per share attributable to The New York Times Company common stockholders	$0.33	$(0.35)	*	$0.75	$0.03	*
Dividends declared per share	$0.04	$0.04	*	$0.16	$0.16	*
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a)	The following table summarizes digital-only subscription revenues for the fourth quarters and twelve months of 2018 and 2017:

Fourth Quarter	Twelve Months
2018	2017	% Change	2018	2017	% Change
(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Digital-only subscription revenues:
News product subscription revenues(1)	$98,791	$91,722	7.7%	$378,484	$325,956	16.1%
Other product subscription revenues(2)	6,467	4,577	41.3%	22,136	14,387	53.9%
Total digital-only subscription revenues	$105,258	$96,299	9.3%	$400,620	$340,343	17.7%

(1) Includes revenues from subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.

(2) Includes revenues from standalone subscriptions to the Company’s Crossword and Cooking products.

The following table summarizes digital-only subscriptions as of the end of 2018 and 2017:

December 30, 2018	December 31, 2017	% Change
(52 weeks)	(53 weeks)
Digital-only subscriptions:
News product subscriptions(1)	2,713	2,231	21.6%
Other product subscriptions(2)	647	413	56.7%
Total digital-only subscriptions	3,360	2,644	27.1%
(1) Includes subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.
(2) Includes standalone subscriptions to the Company’s Crossword and Cooking products.

(b)	The following table summarizes advertising revenues by category for the fourth quarters and twelve months of 2018 and 2017:

		Fourth Quarter 2018			Fourth Quarter 2017			% Change
		(13 weeks)			(14 weeks)
		Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
	Display	$80,306	$78,168	$158,474	$88,843	$69,650	$158,493	(9.6)%	12.2%	—%
	Other	8,038	25,216	33,254	9,576	14,549	24,125	(16.1)%	73.3%	37.8%
	Total advertising	$88,344	$103,384	$191,728	$98,419	$84,199	$182,618	(10.2)%	22.8%	5.0%

		Twelve Months 2018			Twelve Months 2017			% Change
		(52 weeks)			(53 weeks)
		Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
	Display	$269,160	$202,038	$471,198	$285,679	$198,658	$484,337	(5.8)%	1.7%	(2.7)%
	Other	30,220	56,835	87,055	34,543	39,633	74,176	(12.5)%	43.4%	17.4%
	Total advertising	$299,380	$258,873	$558,253	$320,222	$238,291	$558,513	(6.5)%	8.6%	—%

(c)	Other revenues primarily consist of revenues from affiliate referrals, commercial printing, news services/syndication, building rental income, digital archive licensing, NYT Live (our live events business) and retail commerce. Digital other revenues, which consist primarily of affiliate referral revenue and digital archive licensing revenue, totaled $15.5 million and $49.4 million for the fourth quarter and full year 2018, respectively.

(d)

As a result of the adoption of the ASU 2017-07 during the first quarter of 2018, the service cost component of net periodic benefit costs/(income) from our pension and other postretirement benefits plans will continue to be presented within operating costs, while the other components of net periodic benefits costs/(income) such as interest cost, amortization of prior service credit and gains or losses from our pension and other postretirement benefits plans will be separately presented outside of “Operating costs” in the new line item “Other components of net periodic benefits costs/(income)”. The Company has recast the Condensed Consolidated Statement of Operations for the fourth quarter and twelve months of 2017 to conform with the current period presentation. This resulted in $0.2 million and $1.3 million of credits being reclassified from “Production costs” and “Selling, general and administrative costs” to “Other components of net periodic benefit costs/(income)” in the fourth quarter of 2017 and $0.9 million and $4.2 million of credits being reclassified from “Production costs” and “Selling, general and administrative costs” to “Other components of net periodic benefit costs/(income)” in the twelve months of 2017. Additionally, in the fourth quarter of 2017, the Company recorded a gain of $32.7 million in connection with the settlement of contractual funding obligations primarily from a postretirement plan, as well as pension settlement charges of $102.1 million in connection with the transfer of certain pension benefit obligations to insurers that were reclassified from “Postretirement benefit plan settlement gain” and “Pension settlement expense”, respectively, in "Operating profit", to “Other components of net periodic benefit costs/(income)”. This recast increased the fourth quarter and twelve months of 2017 “Operating costs” by $1.6 million and $5.1 million, respectively, while “Operating profit” increased by $67.8 and $64.2, respectively. There was no impact to net income.

(e)	In the fourth quarter of 2018 and 2017, the Company recognized $1.4 million and $3.2 million pre-tax expenses related to the redesign and consolidation of space in our headquarters building, respectively and $4.5 million and $10.1 million pre-tax expenses in the twelve months of 2018 and 2017, respectively.

(f)	In the third quarter of 2018, the Company recorded a $4.9 million gain from a pension liability adjustment.

(g)

In the fourth quarter of 2017, the Company recorded a gain of $4.3 million in connection with the settlement of contractual funding obligation. Prior to the adoption of ASU 2017-07 during the first quarter of 2018 this gain was classified in the line "Postretirement benefit plan settlement gain" within "Operating Profit".

(h)	In the fourth quarter of 2018, the Company recorded an $11.3 million gain from joint ventures reflecting our proportionate share of a distribution from Madison. In the fourth quarter of 2017, the Company recorded (i) an $8.4 million loss from joint ventures reflecting our proportionate share of the loss recognized by Madison, resulting from Madison's settlement of pension obligations and (ii) a $6.4 million loss from joint ventures from the sale of our 49% equity interest in Malbaie. In the third quarter of 2017, the Company recorded a $30.1 million gain from joint ventures reflecting our proportionate share of the gain related to the sale of the remaining assets at a paper mill previously operated by Madison.

(i)	In the fourth quarter of 2017, the Company recorded a $68.7 million charge primarily attributable to the remeasurement of our net deferred tax assets required as a result of recent tax legislation.

(j)	In the fourth and third quarters of 2017, the Company recorded a gain of $0.1 million ($0.0 million after tax) and charge of $0.8 million ($0.5 million after tax), respectively, in connection with the settlement of litigation involving NEMG T&G, a subsidiary of the Company and a part of the New England Media Group, which the Company sold in 2013.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension withdrawal costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

As a result of the adoption of ASU 2017-07 during the first quarter of 2018, all single employer pension and other postretirement benefit expenses with the exception of service cost were reclassified from operating costs to “Other components of net periodic benefit costs/(income)”. See note (d) to the Footnotes to the Condensed Consolidated Statement of Operations above. In connection with the adoption of ASU 2017-07, the Company made the following changes to its non-GAAP financial measures in order to align them with the new GAAP presentation:

  revised the components of non-operating retirement costs to include amortization of prior service credit of single employer pension and other postretirement benefit expenses; and
  revised the definition of adjusted operating profit and adjusted operating costs to exclude only multiemployer pension plan withdrawal costs (which historically have been and continue to be a component of non-operating retirement costs), rather than all non-operating retirement costs. As a result of the adoption of ASU 2017-07 non-operating retirement costs other than multiemployer pension plan withdrawal costs are now separately presented outside of operating costs and accordingly have no impact on operating profit and cost under GAAP, or adjusted operating profit or adjusted operating costs. Multiemployer pension plan withdrawal costs remain in GAAP operating costs and therefore continue to be an adjustment to these non-GAAP measures.

Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs.

These non-operating retirement costs are primarily tied to financial market performance and changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted earnings per share from continuing operations excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted earnings per share from continuing operations and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and multiemployer pension plan withdrawal costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY RECONCILIATION OF NON-GAAP INFORMATION (Dollars in thousands, except per share data)

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Fourth Quarter			Twelve Months
	2018	2017 (1)	% Change	2018	2017 (1)	% Change
	(13 weeks)	(14 weeks)		(52 weeks)	(53 weeks)
Diluted earnings per share from continuing operations	$0.33	$(0.35)	*	$0.75	$0.03	*
Add:
Severance	0.01	0.01	*	0.04	0.15	(73.3)%
Non-operating retirement costs	0.02	(0.01)	*	0.09	0.01	*
Special items:
Headquarters redesign and consolidation	0.01	0.02	(50.0)%	0.03	0.06	(50.0)%
Pension settlement charge	—	0.63	*	—	0.62	*
Postretirement benefit plan settlement gain	—	(0.23)	*	(0.03)	(0.23)	(87.0)%
Gain from joint ventures, net of noncontrolling interest	(0.06)	0.08	*	(0.06)	(0.08)	(25.0)%
Income tax expense of adjustments	—	(0.19)	*	(0.02)	(0.22)	(90.9)%
Deferred tax asset remeasurement adjustment	—	0.42	*	—	0.42	*
Adjusted diluted earnings per share from continuing operations (2)	$0.32	$0.38	(15.8)%	$0.81	$0.76	6.6%

(1) Revised to reflect recast of GAAP results to conform with current period presentation and the revised definition of non-operating retirement costs. See Impact of Modification of Non-GAAP Measures for more information.

(2) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation & amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Fourth Quarter			Twelve Months
	2018	2017 (1)	% Change	2018	2017 (1)	% Change
	(13 weeks)	(14 weeks)		(52 weeks)	(53 weeks)
Operating profit	$74,667	$90,480	(17.5)%	$190,167	$176,591	7.7%
Add:
Depreciation & amortization	15,042	14,910	0.9%	59,011	61,871	(4.6)%
Severance	1,810	972	86.2%	6,736	23,949	(71.9)%
Multiemployer pension plan withdrawal costs	1,163	648	79.5%	7,002	6,599	6.1%
Special items:
Headquarters redesign and consolidation	1,364	3,161	(56.8)%	4,504	10,090	(55.4)%
Multiemployer pension and other contractual gains	—	(4,320)	*	(4,851)	(4,320)	12.3%
Adjusted operating profit	$94,046	$105,851	(11.2)%	$262,569	$274,780	(4.4)%

(1) Revised to reflect recast of GAAP results to conform with current period presentation and the revised definition of adjusted operating profit. See Impact of Modification of Non-GAAP Measures for more information.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY RECONCILIATION OF NON-GAAP INFORMATION (Dollars in thousands, except per share data)

Reconciliation of operating costs before depreciation & amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	Fourth Quarter			Twelve Months
	2018	2017 (1)	% Change	2018	2017 (1)	% Change
	(13 weeks)	(14 weeks)		(52 weeks)	(53 weeks)
Operating costs	$426,713	$394,805	8.1%	1,558,778	$1,493,278	4.4%
Less:
Depreciation & amortization	15,042	14,910	0.9%	59,011	61,871	(4.6)%
Severance	1,810	972	86.2%	6,736	23,949	(71.9)%
Multiemployer pension plan withdrawal costs	1,163	648	79.5%	7,002	6,599	6.1%
Adjusted operating costs	$408,698	$378,275	8.0%	$1,486,029	$1,400,859	6.1%

(1) Revised to reflect recast of GAAP results to conform with current period presentation and the revised definition of adjusted operating costs. See Impact of Modification of Non-GAAP Measures for more information.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of revenues excluding the estimated impact of the additional week

	Fourth Quarter
	2018	2017 As Reported	Additional Week	2017 Adjusted	% Change
	(13 weeks)	(14 weeks)		(13 weeks)
Subscription	$263,553	$269,381	$(18,453)	$250,928	5.0%
Advertising	191,728	182,618	(9,821)	172,797	11.0%
Other	47,463	32,127	(598)	31,529	50.5%
Total revenues	$502,744	$484,126	$(28,872)	$455,254	10.4%

	Twelve Months
	2018	2017 As Reported	Additional Week	2017 Adjusted	% Change
	(52 weeks)	(53 weeks)		(52 weeks)
Subscription	$1,042,571	$1,008,431	$(18,453)	$989,978	5.3%
Advertising	558,253	558,513	(9,821)	548,692	1.7%
Other	147,774	108,695	(598)	108,097	36.7%
Total revenues	$1,748,598	$1,675,639	$(28,872)	$1,646,767	6.2%

	Fourth Quarter
	2018	2017 As Reported	Additional Week	2017 Adjusted	% Change
	(13 weeks)	(14 weeks)		(13 weeks)
Print advertising revenue	$88,344	$98,419	$(4,222)	$94,197	(6.2)%
Digital advertising revenue	103,384	84,199	(5,599)	78,600	31.5%
Total advertising revenue	$191,728	$182,618	$(9,821)	$172,797	11.0%

	Twelve Months
	2018	2017 As Reported	Additional Week	2017 Adjusted	% Change
	(52 weeks)	(53 weeks)		(52 weeks)
Print advertising revenue	$299,380	$320,222	$(4,222)	$316,000	(5.3)%
Digital advertising revenue	258,873	238,291	(5,599)	232,692	11.3%
Total advertising revenue	$558,253	$558,513	$(9,821)	$548,692	1.7%

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of revenues excluding the estimated impact of the additional week (continued)

	Fourth Quarter
	2018	2017 As Reported	Additional Week	2017 Adjusted	% Change
	(13 weeks)	(14 weeks)		(13 weeks)
Total digital-only subscription revenues	$105,258	$96,299	$(7,056)	$89,243	17.9%

	Twelve Months
	2018	2017 As Reported	Additional Week	2017 Adjusted	% Change
	(52 weeks)	(53 weeks)		(52 weeks)
Total digital-only subscription revenues	$400,620	$340,343	$(7,056)	$333,287	20.2%

Impact of Modification of Non-GAAP Measures

In connection with the adoption of ASU 2017-07 in the first quarter of 2018, the Company modified its definitions of adjusted operating profit, adjusted operating costs and non-operating retirement costs in response to changes in the GAAP presentation of single employer pension and postretirement benefit costs. For comparability purposes, the Company has presented each of its non-GAAP financial measures for the fourth quarter of 2017 and twelve months of 2017 reflecting the recast of its financial statements for such periods to account for the adoption of ASU 2017-07 and the revised definitions of the non-GAAP financial measures. The following tables show the adjustments to the previously presented metrics.

Adjustments made to the reconciliation of diluted earnings per share from continuing operations to adjusted diluted earnings per share from continuing operations

	Fourth Quarter				Twelve Months
	2017 Previously Reported	Adjustment		2017 Recast	2017 Previously Reported	Adjustment		2017 Recast
Diluted earnings per share from continuing operations	$(0.35)	$—		$(0.35)	$0.03	$—		$0.03
Add:
Severance	0.01	—		0.01	0.15	—		0.15
Non-operating retirement costs	0.01	(0.02)	(1)	(0.01)	0.07	(0.06)	(1)	0.01
Special items:
Headquarters redesign and consolidation	0.02	—		0.02	0.06	—		0.06
Pension settlement expense	0.63	—		0.63	0.62	—		0.62
Postretirement benefit plan settlement gain	(0.23)	—		(0.23)	(0.23)	—		(0.23)
Gain from joint ventures, net of noncontrolling interest	0.08	—		0.08	(0.08)	—		(0.08)
Income tax expense of adjustments	(0.20)	0.01		(0.19)	(0.24)	0.02		(0.22)
Deferred tax asset remeasurement adjustment	0.42	—		0.42	0.42	—		0.42
Adjusted diluted earnings per share from continuing operations(2)	$0.39	$(0.01)		$0.38	$0.80	$(0.04)		$0.76

(1) Reflects the inclusion of amortization of prior service credits in the definition of non-operating retirement costs.
(2) Amounts may not add due to rounding.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Adjustments made to the reconciliation of operating profit to adjusted operating profit

	Fourth Quarter				Twelve Months
	2017 Previously Reported	Adjustment		2017 Recast	2017 Previously Reported	Adjustment		2017 Recast
Operating profit	$22,675	$67,805	(1)	$90,480	$112,366	$64,225	(1)	$176,591
Add:
Depreciation & amortization	14,910	—		14,910	61,871	—		61,871
Severance	972	—		972	23,949	—		23,949
Non-operating retirement costs	1,509	(1,509)	(2)	—	11,152	(11,152)	(2)	—
Multiemployer pension plan withdrawal costs	—	648	(2)	648	—	6,599	(2)	6,599
Special items:
Headquarters redesign and consolidation	3,161	—		3,161	10,090	—		10,090
Multiemployer pension and other contractual gains	(37,057)	32,737	(1)	(4,320)	(37,057)	32,737	(1)	(4,320)
Pension settlement expense	102,109	(102,109)	(1)	—	102,109	(102,109)	(1)	—
Adjusted operating profit	$108,279	$(2,428)	(3)	$105,851	$284,480	$(9,700)	(3)	$274,780

(1) Recast as a result of the adoption of ASU 2017-07. The postretirement plan gain of $32.7 million was reclassified to "Other components of net periodic benefit costs" below Operating profit while the contractual gain of $4.3 million remains in "Multiemployer pension and other contractual gains" within Operating profit. See footnote (d) and (g) to the Condensed Consolidated Statements of Operations for more information.

(2) As a result of the change in the definition of adjusted operating profit, only multiemployer pension plan withdrawal costs, rather than all non-operating retirement costs, are excluded from adjusted operating profit.
(3) Represents amortization of prior service credits, which historically were a component of operating profit but not an adjustment to adjusted operating profit. As a result of the adoption of ASU 2017-07, amortization of prior service credits are now a component of other components of net periodic benefit costs/(income) rather than operating profit. For the fourth quarter and twelve months of 2017, $(2.4) million and $(9.7) million, respectively, of amortization of prior service credits have been reclassified out of operating profit thereby reducing operating profit and adjusted operating profit.

Adjustments made to the reconciliation of operating costs to adjusted operating costs

	Fourth Quarter				Twelve Months
	2017 Previously Reported	Adjustment		2017 Recast	2017 Previously Reported	Adjustment		2017 Recast
Operating costs	$393,238	$1,567	(1)	$394,805	$1,488,131	$5,147	(1)	$1,493,278
Less:
Depreciation & amortization	14,910	—		14,910	61,871	—		61,871
Severance	972	—		972	23,949	—		23,949
Non-operating retirement costs	1,509	(1,509)	(2)	—	11,152	(11,152)	(2)	—
Multiemployer pension plan withdrawal costs	—	648	(2)	648	—	6,599	(2)	6,599
Adjusted operating costs	$375,847	$2,428	(3)	$378,275	$1,391,159	$9,700	(3)	$1,400,859

(1) Recast as a result of the adoption of ASU 2017-07. See footnote (d) to the Condensed Consolidated Statements of Operations for more information.
(2) As a result of the change in the definition of adjusted operating costs, only multiemployer pension plan withdrawal costs, rather than all non-operating retirement costs, are excluded from adjusted operating costs.
(3) Represents amortization of prior service credits, which historically were a component of operating costs but not an adjustment to adjusted operating costs. As a result of the adoption of ASU 2017-07, amortization of prior service credits are now a component of other components of net periodic benefit costs/(income) rather than operating costs. For the fourth quarter and twelve months of 2017, ($2.4) million and ($9.7) million, respectively, of amortization of prior service credits have been reclassified out of operating costs thereby increasing operating costs and adjusted operating costs.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

The following table reconciles other components of net periodic benefit costs/(income), excluding special items, to the comparable non-GAAP metric, non-operating retirement costs.

	Fourth Quarter of 2017	Twelve Months of 2017
Pension:
Interest cost	$15,930	$68,582
Expected return on plan assets	(24,493)	(102,900)
Amortization and other costs	8,048	33,369
Amortization of prior service credit (1)	(487)	(1,945)
Non-operating pension income	(1,002)	(2,894)
Other postretirement benefits:
Interest cost	471	1,881
Amortization and other costs	905	3,621
Amortization of prior service credit (1)	(1,941)	(7,755)
Non-operating other postretirement benefits income	(565)	(2,253)
Other components of net periodic benefit income	(1,567)	(5,147)
Multiemployer pension plan withdrawal costs	648	6,599
Total non-operating retirement costs	$(919)	$1,452

(1) The total amortization of prior service credit was $(2.4) million and $(9.7) million for the fourth quarter and twelve months of 2017, respectively.

CONTACT:
The New York Times Company
For Media: Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com
For Investors: Harlan Toplitzky, 212-556-7775; harlan.toplitzky@nytimes.com